December 2, 2015

«NAME»
«ADDRESS»
«CITY», «STATE»«ZIP»

Re:           WNC Housing Tax Credit Fund VI, L.P., Series 13 (the “Partnership”)

Dear Holders of Units of Limited Partnership Interest in the Partnership (the “Limited Partners”):

As you are aware, WNC National Partners, LLC (“WNC”), the general partner of the Partnership, annually mails to investors Tax Credit Statements which provide estimates of the current year’s credit delivery expected to be delivered to investors in the form K1’s for tax planning purposes.

As previously reported, Pleasant Village has received Form 8609 and WNC continues to challenge the IRS’ position that the tax credits for 2007 – 2009 should be repaid.  As previously indicated, the matter was scheduled for trial in November 2015.  However, counsel for the IRS  has rescheduled to a date to be determined in early 2016.  Without a final resolution to this matter, WNC is unable to provide an accurate estimate of the tax credits at this time.

As soon as more information regarding this or anything else related to the Partnership becomes available, we will notify you via mail.

Sincerely,

WNC National Partners, LLC
General Partner

800.286.1135 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com